UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2009

The Bank Holdings

(Exact name of registrant as specified in its charter)

Nevada	000-50645	90-0071778
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9990 Double R. Blvd., Reno, Nevada		89521
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 775.853.8600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:  Other Events

The Bank Holdings (the “Company”) has elected to defer regularly scheduled interest payments on the Company’s outstanding $20.6 million of junior subordinated debentures relating to its outstanding trust preferred securities (the “Securities”).  The terms of the Securities and the trust documents allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default.   During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities.   The decision to defer payments is based upon the current challenging economic conditions, allowing the Company to temporarily retain these funds.  This deferral will allow the Company to preserve liquidity, and the ability to exercise such an option was an important factor in the Company’s original decision to issue this type of securities.

The deferral election began with respect to regularly scheduled quarterly interest payments that would otherwise have been made June 15 of this year. The Company sent appropriate notices to the trustees under each of the respective indentures. The Company has the ability under the Securities to continue to defer interest payments through ongoing, appropriate notices to each of the trustees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank Holdings

July 22, 2009	By:	/s/ Jack Buchold

Name: Jack Buchold
Title: Chief Financial Officer